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                 SPECIAL MEETING OF SHAREHOLDERS
                               OF
               SMITH BARNEY INVESTMENT FUNDS INC.
                      PEACHTREE GROWTH FUND

                         April 28, 2003

     A Special Meeting of Shareholders of Smith Barney Investment Funds Inc. (the Investment Funds), on behalf of its series, Smith Barney Peachtree Growth Fund (the Acquired Fund), was held on Monday, April 28, 2003, at Citigroup Center, 14th Floor, 153 East 53rd Street, New York, New York at 11:00 a.m.

     R.  Jay  Gerken, Chairman of the Board, presided and  Harris
Goldblat, attorney with Citigroup Asset Management, acted as secretary of the meeting and recorded the minutes.

     Mr. Goldblat presented to the Chairman a copy of the Notice of Special Meeting of Shareholders sent on March 11, 2003 to all shareholders of record. The Chairman directed Mr. Goldblat to include a copy of the Notice with the minutes of the Meeting. Mr. Goldblat then presented to the Chairman a certification from Management Information Services to the effect that at the close of business on February 21, 2003, the Record Date for determination of shareholders entitled to vote at this meeting, there were 28,619,960.220 shares of the Acquired Fund outstanding and that at the Meeting there were present or represented by proxies shareholders owning 19,437,749.959 shares.

     The Chairman announced that a quorum was present and called the Meeting to order. He then referred to the following formal documents relating to the Meeting presented to him by Mr.
Goldblat:

         Notice of Meeting dated March 7, 2003
         Prospectus/Proxy Statement dated March 7, 2003
         Affidavit of Management Information Systems, the Acquired Fund's Proxy Solicitor, certifying to the mailing of these documents to record shareholders entitled to vote at the Meeting
         Proxy tally by Management Information Systems

     The Chairman also indicated that a list of shareholders entitled to vote at the Meeting was available upon request. He then recommended that a reading of the Notice of Meeting be waived. There was no objection expressed by anyone present.

     The Chairman then stated that the announced purpose of the Meeting, as described in the Proxy Statement, was to approve or disapprove the Plan of Reorganization, providing for (i) the acquisition of all the assets and liabilities of the Acquired Fund by Smith Barney Large Capitalization Growth Fund (the Acquiring Fund), a series of the Smith Barney Investment Trust,
(ii) the amendment of the Acquiring Fund's charter reclassifying all shares of the Acquired Fund as shares of the Acquiring Fund, and (iii) the accomplishment of the reclassification by the issuance of shares of the Acquiring Fund to shareholders of the Acquired Fund (the Proposal).

     Mr. Goldblat moved for adoption of the following resolution:
     RESOLVED:  That the Plan of Reorganization as described
              in  the  Proxy Statement dated March  7,  2003
              providing    for   (i)   the    transfer    of
              substantially  all of the assets  and  all  of
              the liabilities of the Smith Barney Peachtree Growth Fund (Acquired Fund), a series of
              Smith Barney Investment Funds Inc., to Smith Barney Large Capitalization Growth Fund (the Acquiring Fund), a series of Smith Barney
              Investment  Trust,  solely  in  exchange   for
              shares   of  the  Acquiring  Fund;  (ii)   the
              distribution  of the shares of  the  Acquiring
              Fund

                               to  the shareholders  of  the
              Acquired Fund in liquidation of the Acquired Fund; and (iii) the termination of the Acquired Fund and the cancellation of its shares.

     The  Chairman thereafter requested Mr. Goldblat to  cause  a
vote  to  be  taken  with regard to the  Proposal.   A  vote  was
conducted and it was reported to the Chairman that the votes had been cast as follows:

                                                         Percentag
           Percentag             Percentage    Shares      e of
 Shares       e of      Shares       of      Abstainin    Shares
Voted For    Shares     Voted      Shares        g         Voted
   the     Voted For   Against      Voted     From the   Abstainin
Proposal      the        the       Against    Proposal       g
            Proposal   Proposal      the                 From the
                                  Proposal               Proposal

17,110,58   59.785%   550,893.5    1.925%    1,776,274    6.207%
  1.980                   54                    .425

      The Chairman then stated that this represented a vote of 67.917% of the Acquired Fund's outstanding shares for the Proposal, and the Chairman thereupon declared the Plan of Reorganization to be approved and accepted.

     There being no further business, upon motion duly made, seconded and unanimously carried, it was:
     RESOLVED: to adjourn.




                                   Harris Goldblat
                                   Citigroup Asset Management